Towerstream Reports Strong Sequential Growth in
Adjusted EBITDA Profitability

MIDDLETOWN, R.I., November 4, 2010 – Towerstream (NASDAQ: TWER), a leading 4G service provider delivering high-speed wireless Internet access to businesses in 11 major metropolitan areas in the U.S., announced results for the third quarter ended September 30, 2010.

Third Quarter Operating Highlights

•	Revenues increased 34% to $5.1 million during the third quarter 2010 compared to the same period last year and increased 4% compared to the second quarter 2010
•	Gross margin remained strong at 75% during the third quarter 2010
•	Adjusted Market EBITDA profitability increased to $2.7 million in the third quarter 2010 as compared to $2.4 million for the second quarter 2010 and $1.6 million for the third quarter 2009
•
Adjusted EBITDA profitability totaled $0.4 million for the third quarter 2010 compared to $0.05 million for the second quarter 2010 and an Adjusted EBITDA loss of $0.5 million for the third quarter 2009

•	Customer churn for the third quarter 2010 was 1.60% compared to 1.15% during the second quarter 2010 and 1.71% during the third quarter 2009
•
Chicago market revenues for the third quarter 2010 increased 15% compared to the second quarter 2010 and almost doubled compared to the third quarter 2009, reflecting completion of the Sparkplug acquisition in the second quarter of 2010

Management Comments

"We are pleased with the mix of organic and post acquisition growth during the quarter,” stated Jeff Thompson, Chief Executive Officer.  “Our Los Angeles market reported 11% sequential organic revenue growth over the second quarter of 2010 and 69% revenue growth compared to the third quarter of 2009.  Our Chicago market posted a 15% sequential revenue increase as customer interest surged following completion of the Sparkplug acquisition in the second quarter.”

“Our Smartphone Backhaul program continues to progress with the initiation of pilot trials with potential strategic revenue partners,” added Mr. Thompson.  “We believe that carriers will seek multiple solutions to address network capacity issues associated with exploding demand from smartphones, tablets, and other devices.”

“We are pleased to report strong sequential growth in Adjusted EBITDA profitability,” stated Joseph Hernon, Chief Financial Officer. “Our Adjusted EBITDA loss improved for nine consecutive quarters prior to our reaching Adjusted EBITDA profitability in the second quarter 2010.  We are confident that the predictability of our monthly recurring revenue model and our ability to add customers to our network at low marginal costs will result in similar consistent improvements in Adjusted EBITDA profitability going forward.”

Selected Financial Data and Key Operating Metrics
(All dollars are in thousands except ARPU)

	(Unaudited)
	Three months ended
	9/30/2010	6/30/2010	9/30/2009
Selected Financial Data
Revenues	$5,080	$4,869	$3,783
Gross margin	75%	75%	75%
Depreciation and amortization	1,557	1,454	1,036
Core operating expenses (1)(2)(3)	3,681	3,893	3,589
Operating loss (1)(2)	(1,409)	(1,685)	(1,773)
Net loss (1)(2)	(1,387)	(1,306)	(2,138)
Adjusted EBITDA (1)(3)	382	46	(530)

Capital expenditures	$1,051	$1,778	$1,657

Key Operating Metrics
Churn rate (3)	1.60%	1.15%	1.71%
ARPU (3)	$669	$671	$731
ARPU of new customers (3)	543	550	536

(1) Includes non-recurring expenses of $32, $245 and $96, respectively.
(2) Includes stock-based compensation of $220, $264 and $189, respectively.
(3) See Non-GAAP Measures below for a definition and reconciliation of Adjusted EBITDA, and definitions of Core Operating Expenses, Churn, ARPU and ARPU of new customers.

Analysis of Results of Operations and Financial Condition

Third Quarter 2010 Results of Operations

Revenues for the third quarter 2010 increased 4% from the second quarter 2010 and increased 34% compared to the third quarter 2009. These increases were driven by 44% growth in our customer base from approximately 1,800 customers at the end of the third quarter 2009 to approximately 2,600 at the end of the third quarter 2010.

ARPU of new customers decreased 1% in the third quarter 2010 compared to the second quarter 2010 and increased 1% compared to the third quarter 2009.

ARPU of all customers in the third quarter 2010 decreased less than 1% compared to the second quarter 2010 and decreased 8% compared to the third quarter 2009. The decrease in ARPU of all customers compared to the third quarter 2009 related to the Sparkplug acquisition, which had the effect of lowering our post acquisition ARPU, and also reflects the adverse effect of the long economic recession on customer purchasing decisions.

Customer churn during the third quarter 2010 was 1.60% compared to 1.15% during the second quarter 2010 and 1.71% during the third quarter 2009. While our churn rate was higher on a sequential basis, it was within our targeted range of 1.4% to 1.7% and remains low compared to industry averages.

Gross margin remained stable at 75% in the third quarter 2010 compared to 75% for both the second quarter 2010 and third quarter 2009.

Depreciation and amortization expenses increased 7% in the third quarter 2010 compared to the second quarter 2010 and increased 50% compared to the third quarter 2009.  The increases are consistent with a higher base of depreciable assets primarily related to our network and customer premise equipment.  Gross depreciable assets totaled $31.0 million at the end of the third quarter 2010 compared to $29.9 million and $25.3 million at the end of the second quarter 2010 and third quarter 2009, respectively.  Amortization expense totaled $0.3 million in the third quarter 2010 and second quarter 2010, respectively, related to a customer contract based intangible asset recorded in connection with the Sparkplug acquisition which closed in April 2010.

Customer support expenses decreased 5% in the third quarter 2010 compared to the second quarter 2010 and increased 17% compared to the third quarter 2009. The increase compared to the third quarter 2009 reflected staffing additions and other costs incurred to support a customer base which increased 44% over the one year period.

Sales and marketing expenses decreased 2% in the third quarter 2010 compared to the second quarter 2010 and decreased 7% compared to the third quarter 2009. The year-over-year improvement related to lower sales headcount which averaged 51 in the third quarter 2010 compared to 60 in the third quarter 2009.  During 2009, the Company’s sales and marketing strategy evolved towards the enhanced use of Internet-based marketing programs which has both increased qualified leads and enabled the Company to reduce headcount. Sales headcount includes direct sales which consists of account executives and sales managers.

General and administrative expenses decreased 8% in the third quarter 2010 compared to the second quarter 2010 and increased 6% compared to the third quarter 2009. The sequential decrease is attributable to higher professional services costs in the second quarter 2010, primarily related to the Sparkplug acquisition. The increase from third quarter 2009 is primarily related to higher payroll costs.

Net loss increased 6% in the third quarter 2010 compared to the second quarter 2010 and decreased 35% compared to the third quarter 2009.  The sequential increase during the third quarter 2010 related to a gain on business acquisition of approximately $356,000 that was recorded in the second quarter 2010. The year-over-year improvement primarily related to a 34% increase in revenues partially offset by a 17% increase in operating expenses.

Capital expenditures totaled $1.1 million for the third quarter 2010 as compared to $1.8 million for the second quarter 2010 and $1.7 million for the third quarter 2009. During the second quarter 2010, we spent $0.6 million related to the construction of a smart phone offload network in New York City.

Operating Outlook and Guidance

•	Revenues for the fourth quarter 2010 are expected to range between $5.4 million to $5.5 million

•	Adjusted EBITDA profitability is expected to range between $0.5 million to $0.7 million

Non-GAAP Measures

The terms “Adjusted EBITDA,” “Churn,” “Churn rate,” ”ARPU,” and “Market Cash Flow” are measurements used by Towerstream to monitor business performance and are not recognized measures under generally accepted accounting principles (“GAAP”).  Accordingly, investors are cautioned in using or relying upon these measures as alternatives to recognized GAAP measures.  Our methods of calculating these measures may differ from other issuers and, accordingly, may not be comparable to similar measures presented by other issuers.

We focus on Adjusted EBITDA as a principal indicator of the operating performance of our business.  EBITDA represents net income (loss) before interest, income taxes, depreciation and amortization.  We define Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, stock-based compensation, other non-operating income or expenses as well as gain or loss on (i) disposal of property and equipment, (ii) derivative instruments, and (iii) business acquisitions.  Adjusted Market EBITDA also excludes corporate overhead expenses and other centralized costs.  We believe that Adjusted Market EBITDA trends are insightful indicators of our markets’ relative performance, and whether our markets are able to produce sufficient market cash flow to fund working capital and capital expenditure needs.

The term “Core Operating Expenses” includes customer support services, sales and marketing, and general and administrative expenses, and excludes cost of revenues, depreciation and amortization.

The terms “Churn” and “Churn rate” refer to the percent of revenue lost on a monthly basis from customers disconnecting from our network or reducing the amount of their bandwidth.  The term “ARPU” refers to the monthly average revenue per user, or customer, being generated from those customers under contract at the end of each indicated period.  We calculate ARPU by dividing our monthly recurring revenue (“MRR”) at the end of a period by the number of customers generating that MRR.  ARPU of new customers is calculated in the same manner but only includes new customers who entered into contracts during the indicated period. Market Cash Flow represents the amount of cash generated in a market after deducting a market’s direct operating expenses from that market’s revenues.  Market Cash Flow does not include (i) centralized costs which support all markets collectively or (ii) any network related capital expenditures incurred in a market.

The Non-GAAP measure, Adjusted EBITDA, has been reconciled to Net loss as follows:
(All dollars are in thousands)

	Three months ended
	9/30/2010	6/30/2010	9/30/2009
Reconciliation of Non-GAAP to GAAP:
Adjusted EBITDA	$382	$46	$(530)
Interest expense	-	-	(185)
Interest income	1	1	4
Gain on business acquisition	-	356	-
Other income (expense), net	21	22	-
Loss on derivative financial instruments	-	-	(184)
Loss on property and equipment	(14)	(13)	(18)
Depreciation and amortization	(1,557)	(1,454)	(1,036)
Stock-based compensation	(220)	(264)	(189)
Net loss	$(1,387)	$(1,306)	$(2,138)

Summary Condensed Consolidated Financial Statements
(All dollars are in thousands except per share amounts)

Statement of Operations
(Unaudited)	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Revenues	$5,080	$3,783	$14,193	$10,873

Operating Expenses
Cost of revenues (exclusive of depreciation)	1,251	931	3,533	2,672
Depreciation and amortization	1,557	1,036	4,112	2,965
Customer support services	637	544	1,887	1,578
Sales and marketing	1,286	1,380	3,833	4,341
General and administrative	1,758	1,665	5,474	5,183
Total Operating Expenses	6,489	5,556	18,839	16,739
Operating Loss	(1,409)	(1,773)	(4,646)	(5,866)
Other Income (Expense)
Interest income	1	4	2	26
Interest expense	-	(185)	-	(553)
Gain on business acquisition	-	-	356	-
Loss on derivative financial instruments	-	(184)	-	(260)
Other income (expense), net	21	-	63	-
Total Other Income (Expense)	22	(365)	421	(787)
Net Loss	$(1,387)	$(2,138)	$(4,225)	$(6,653)

Net loss per common share	$(0.04)	$(0.06)	$(0.12)	$(0.19)
Net loss per common share excluding stock-based compensation	$(0.03)	$(0.06)	$(0.10)	$(0.18)
Weighted average common shares outstanding – basic and diluted	35,005	34,610	34,864	34,598

	(Unaudited)	(Audited)
Balance Sheet	September 30, 2010	December 31, 2009
Assets
Current Assets
Cash and cash equivalents	$8,405	$14,041
Accounts receivable, net	420	403
Other	192	258
Total Current Assets	9,017	14,702

Property and equipment, net	14,854	13,635

Other assets	2,073	1,166

Total Assets	25,944	29,503

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	746	1,056
Accrued expenses	1,450	1,086
Deferred revenues	591	1,029
Other	84	79
Total Current Liabilities	2,871	3,250

Long-Term Liabilities
Derivative liabilities	-	567
Other	212	275
Total Long-Term Liabilities	212	842
Total Liabilities	3,083	4,092

Stockholders’ Equity
Common stock	35	35
Additional paid-in-capital	56,803	55,127
Accumulated deficit	(33,977)	(29,751)
Total Stockholders’ Equity	22,861	25,411
Total Liabilities and Stockholders’ Equity	$25,944	$29,503

Statement of Cash Flows (Unaudited)	Nine months ended September 30,
	2010	2009
Cash Flows From Operating Activities
Net loss	$(4,225)	$(6,653)
Non-cash adjustments:
Depreciation & amortization	4,112	2,965
Stock-based compensation	678	576
Gain on business acquisition	(356)	-
Other	94	708
Changes in operating assets and liabilities	(563)	(390)
Net Cash Used In Operating Activities	(260)	(2,794)

Cash Flows From Investing Activities
Acquisitions of property and equipment	(4,203)	(3,683)
Acquisition of a business	(1,170)	-
Other	(3)	(3)
Net Cash Used In Investing Activities	(5,376)	(3,686)

Cash Flows From Financing Activities
Repayment of capital leases	-	(23)
Repayment of short-term debt	-	(30)
Net Cash Used In Financing Activities	-	(53)

Net Decrease In Cash and Cash Equivalents	(5,636)	(6,533)
Cash and Cash Equivalents – Beginning	14,041	24,740
Cash and Cash Equivalents – Ending	$8,405	$18,207

Market data for the three months ended September 30, 2010
(All dollars are in thousands)
Market	Revenues	Cost of Revenues(1)	Gross Margin(1)		Operating Costs	Adjusted Market EBITDA
New York	$1,436	$281	$1,155	80%	$271	$884
Boston	1,130	174	956	85%	167	789
Los Angeles	840	158	682	81%	294	388
Chicago	749	227	522	70%	181	341
San Francisco	285	61	224	79%	92	132
Miami	243	84	159	65%	81	78
Providence/Newport	121	39	82	68%	23	59
Seattle	125	54	71	57%	32	39
Nashville	18	8	10	56%	4	6
Dallas-Fort Worth	128	87	41	32%	59	(18)
Philadelphia	5	13	(8)	0%	40	(48)
Total	$5,080	$1,186	$3,894	77%	$1,244	$2,650

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$2,650
Centralized costs (1)	(744)
Corporate expenses	(1,538)
Depreciation and amortization	(1,557)
Stock-based compensation	(220)
Other income (expense)	22
Net loss	$(1,387)

Market data for the three months ended September 30, 2009
Market	Revenues	Cost of Revenues(1)	Gross Margin(1)		Operating Costs	Adjusted Market EBITDA
New York	$1,306	$257	$1,049	80%	$327	$722
Boston	996	157	839	84%	184	655
Los Angeles	497	87	410	82%	269	141
San Francisco	253	51	202	80%	109	93
Chicago	254	91	163	64%	114	49
Providence/Newport	127	38	89	70%	44	45
Seattle	112	54	58	52%	43	15
Miami	151	66	85	56%	92	(7)
Dallas-Fort Worth	87	63	24	28%	98	(74)
Total	$3,783	$864	$2,919	77%	$1,280	$1,639

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$1,639
Centralized costs (1)	(711)
Corporate expenses	(1,476)
Depreciation	(1,036)
Stock-based compensation	(189)
Other income (expense)	(365)
Net loss	$(2,138)

(1)Certain expenses are reported as Cost of Revenues for financial statement purposes but are included in Centralized costs in the Market Data table because they are not specific to any market.  These costs totaled $65 and $67 respectively for the three months ended September 30, 2010 and 2009.

Market data for the nine months ended September 30, 2010
(All dollars are in thousands)
Market	Revenues	Cost of Revenues(2)	Gross Margin(2)		Operating Costs	Adjusted Market EBITDA
New York	$4,289	$838	$3,451	80%	$914	$2,537
Boston	3,266	520	2,746	84%	505	2,241
Los Angeles	2,269	428	1,841	81%	841	1,000
Chicago	1,691	542	1,149	68%	431	718
San Francisco	830	178	652	79%	239	413
Miami	697	238	459	66%	257	202
Providence/Newport	374	122	252	67%	85	167
Seattle	378	164	214	57%	94	120
Nashville	40	22	18	45%	12	6
Dallas-Fort Worth	352	252	100	28%	174	(74)
Philadelphia	7	41	(34)	0%	146	(180)
Total	$14,193	$3,345	$10,848	76%	$3,698	$7,150

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$7,150
Centralized costs (2)	(2,210)
Corporate expenses	(4,796)
Depreciation and amortization	(4,112)
Stock-based compensation	(678)
Other income (expense)	421
Net loss	$(4,225)

Market data for the nine months ended September 30, 2009
Market	Revenues	Cost of Revenues(2)	Gross Margin(2)		Operating Costs	Adjusted Market EBITDA
New York	$3,865	$682	$3,183	82%	$953	$2,230
Boston	2,965	493	2,472	83%	582	1,890
Los Angeles	1,345	236	1,109	82%	778	331
San Francisco	712	151	561	79%	337	224
Providence/Newport	394	112	282	72%	158	124
Chicago	677	260	417	62%	357	60
Miami	411	192	219	53%	309	(90)
Seattle	315	179	136	43%	230	(94)
Dallas-Fort Worth	189	177	12	6%	342	(330)
Total	$10,873	$2,482	$8,391	77%	$4,046	$4,345

Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure

Adjusted market EBITDA	$4,345
Centralized costs (2)	(2,063)
Corporate expenses	(4,607)
Depreciation	(2,965)
Stock-based compensation	(576)
Other income (expense)	(787)
Net loss	$(6,653)

(2) Certain expenses are reported as Cost of Revenues for financial statement purposes but are included in Centralized costs in the Market Data table because they are not specific to any market.  These costs totaled $188 and $190 respectively for the nine months ended September 30, 2010 and 2009.

Conference Call and Webcast

A conference call led by President and Chief Executive Officer, Jeff Thompson, and Chief Financial Officer, Joseph Hernon, will be held on November 4, 2010 at 5:00 p.m. ET to review our financial results and provide an update on current business developments.

Interested parties may participate in the conference by dialing 877-755-7423 or 678-894-3069 (for international callers). A telephonic replay of the conference may be accessed approximately two hours after the call through November 11, 2010 at 11:59 p.m. ET by dialing 800-642-1687 or 706-645-9291 (for international callers) using pass code 14733390.

The call will also be webcast and can be accessed in a listen-only mode on the Company’s website at http://ir.towerstream.com/eventdetail.cfm?eventid=86611.

About Towerstream Corporation

Towerstream is a leading 4G service provider in the U.S., delivering high-speed wireless Internet access to businesses.  Founded in 2000, the Company has established networks in 11 markets including New York City, Boston, Los Angeles, Chicago, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Philadelphia, Nashville and the greater Providence area where the Company is based.  For more information, visit our website at www.towerstream.com or follow us on Twitter @Towerstream. The Towerstream Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6570.

Towerstream’s wireless broadband solution network delivers high-speed Internet access supporting VoIP, bandwidth on demand, wireless redundancy, VPNs, disaster recovery, bundled data, and video services, and can be delivered in days.  Unlike cable Internet and DSL, Towerstream connections are symmetrical, which means that the upload and download speeds are identical.  This creates a more stable connection, suitable for VoIP and web hosting, as well as many other business applications. Companies utilizing multiple appliances simultaneously, such as streaming video and VoIP, can prioritize their bandwidth to secure mission-critical activities.  All of Towerstream’s products are backed by its Service Level Agreement (SLA) and the ability to be up and running within a week.

Safe Harbor

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective.  Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations.  Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:
Terry McGovern
Vision Advisors
415-902-3001
mcgovern@visionadvisors.net

INVESTOR CONTACT:
Seth Potter
ICR Inc.
646-277-1230
Seth.Potter@icrinc.com

MEDIA CONTACT:
Matt Calderone
LaunchSquad Public Relations
212-564-3665
towerstream@launchsquad.com